NovaStar Financial, Inc. Names David A. Pazgan

President and Chief Executive of Loan Origination Unit

KANSAS CITY, Mo., January 4, 2006 – NovaStar Financial, Inc. (NYSE:NFI), a residential mortgage lender and portfolio investor, today announced David A. Pazgan has been named President and Chief Executive Officer of NovaStar Mortgage, Inc., the company’s primary loan origination unit. Mr. Pazgan has held positions of increasing responsibility with NovaStar since 1997, most recently as Executive Vice President overseeing the wholesale division.

“Dave’s expanded role builds on his success in leading the growth of NovaStar’s wholesale business the past two years, as well as driving our ongoing reductions in cost of origination.  He is the right leader for NovaStar Mortgage as we address the challenges of 2006 and beyond,” said Lance Anderson, President and Chief Operating Officer of NovaStar Financial.

Mr. Anderson, who is succeeded by Mr. Pazgan as President and CEO of NovaStar Mortgage, will become Chairman of the Board of the loan origination unit. Mr. Anderson also continues his duties as President and COO of NovaStar Financial, the parent company.

Mr. Pazgan has led NovaStar’s wholesale business as Executive Vice President since November 2004, including field sales, inside sales and correspondent lending. These business units originated approximately $7.7 billion in loans in the 12 months ending November 30, 2005.

Previously, Mr. Pazgan served as Senior Vice President of Wholesale – East for NovaStar Mortgage, overseeing field sales, inside sales and operations in the eastern United States. Prior to that, he served NovaStar Mortgage as a Regional Vice President and an Account Executive.

Before joining NovaStar in 1997, Mr. Pazgan was an account executive for FHB Funding, a wholesale nonprime originator. He is a graduate of Pennsylvania State University and has been in the residential mortgage lending business since 1996.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is one of the nation's leading lenders and investors in residential mortgages. The company specializes in single-family, nonconforming mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. A Real Estate Investment Trust (REIT) founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

Certain matters discussed in this presentation may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that predict or describe future events and that do not relate solely to historical matters. Forward-looking statements are subject to risks and uncertainties and certain factors can cause actual results to differ materially from those anticipated. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate sufficient liquidity on favorable terms; the size and frequency of our securitizations; interest rate fluctuations on our assets that differ from our liabilities; increases in prepayment or default rates on our mortgage assets; changes in assumptions regarding estimated loan losses and fair value amounts, changes in origination and resale pricing of mortgage loans; our compliance with applicable local, state and federal laws and regulations and the impact of new local, state or federal legislation or regulations or court decisions on our operations; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to expand origination volume while maintaining an acceptable level of overhead; our ability to adapt to and implement technological changes; the stability of residual property values; the outcome of litigation or regulatory actions pending against us; the impact of losses resulting from natural disasters; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our 2004 Annual Report on Form 10-K. Other factors not presently identified may also cause actual results to differ. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

CONTACT:	NovaStar Financial, Inc.

Investor Relations: Jeffrey A. Gentle, 816-237-7424

or

Press: Richard M. Johnson, 913-649-8885